Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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FIRST FINANCIAL NORTHWEST, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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April 23, 2021

Dear Shareholder:

You are cordially invited to attend the virtual annual meeting of shareholders of First Financial Northwest, Inc. (“First Financial”) on Wednesday, June 9, 2021, at 9:00 a.m., Pacific Time.  As a result of the continuing public health impact of the coronavirus (COVID-19) pandemic and to protect the safety and well-being of our shareholders, directors and employees, the 2021 Annual Meeting of Shareholders will again this year be held by means of remote communication only.  Shareholders will not be permitted to attend the annual meeting in person.  To attend the virtual annual meeting, shareholders must register in advance following the instructions in the Proxy Statement.  Upon confirmation of registration, First Financial will provide instructions on how to attend the annual meeting.  Registration for the annual meeting is now open and will close at 5:00 p.m., Pacific Time on June 8, 2021.

Only the formal business as described in the Notice of Annual Meeting of Shareholders and Proxy Statement appearing on the following pages will be transacted at the meeting. Directors and officers of First Financial, as well as a representative of Moss Adams LLP, our independent registered public accounting firm, will be available during the meeting to respond to shareholder questions submitted by June 8, 2021 and subject to time allowed.

It is important that your shares are represented at the virtual meeting, whether or not you attend the meeting by remote communication and regardless of the number of shares you own.  To make sure your shares are represented, we urge you to complete and mail the enclosed proxy card as promptly as possible or to vote by telephone or the Internet, following the instructions on the proxy card.

Sincerely,

/s/ Daniel L. Stevens
Daniel L. Stevens
Chairman

FIRST FINANCIAL NORTHWEST, INC.
201 WELLS AVENUE SOUTH
RENTON, WASHINGTON 98057
(425) 255-4400

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 9, 2021

Notice is hereby given that the virtual annual meeting of shareholders of First Financial Northwest, Inc. will be held by means of remote communication only on Wednesday, June 9, 2021, at 9:00 a.m., Pacific Time, for the following purposes:

Proposal 1.	Election of three directors to each serve for a three-year term;

Proposal 2.	Advisory (non-binding) approval of the compensation paid to our named executive officers as disclosed in this Proxy Statement; and

Proposal 3.	Ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for 2021.

We will also consider and act upon such other business as may properly come before the meeting, or any adjournments or postponements thereof.  As of the date of this notice, we are not aware of any other business to come before the annual meeting.

As a result of the continuing public health impact of the coronavirus (COVID-19) pandemic and to protect the safety and well-being of our shareholders, directors and employees, the 2021 Annual Meeting of Shareholders will again this year be held by means of remote communication only.  Shareholders must register in advance to attend the meeting, pursuant to the instructions provided in the Proxy Statement.  Registration for the annual meeting is now open and will close at 5:00 p.m. Pacific Time on June 8, 2021.  If you intend to attend the meeting remotely, we urge you to register early to avoid any potential delays in receiving the instructions for attending the annual meeting.  Important notice regarding the availability of proxy materials for the annual meeting of shareholders to be held on June 9, 2021.  Our Proxy Statement, proxy card and 2020 Annual Report to Shareholders are available at www.ffnwb.com/investor/proxy.

The Board of Directors has fixed the close of business on April 12, 2021, as the record date for the annual meeting.  This means that shareholders of record at the close of business on that date are entitled to receive notice of, and to vote at the meeting and any adjournment thereof.  To ensure that your shares are represented at the meeting, please take the time to vote by signing, dating and mailing the enclosed proxy card, which is solicited on behalf of the Board of Directors, and mailing it promptly in the enclosed envelope.  Alternatively, you may vote by telephone or the Internet by following the instructions on the proxy card.  Regardless of the number of shares you own, your vote is very important.  Please act today.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ JOANN E. LEE
JOANN E. LEE
SECRETARY

Renton, Washington
April 23, 2021

IMPORTANT: The prompt return of proxies will save us the expense of further requests for proxies in order to ensure a quorum.  A proxy card and pre-addressed envelope are enclosed for your convenience.  No postage is required if mailed in the United States.  You may also vote by telephone or the Internet by following the instructions on the proxy card.

PROXY STATEMENT
OF
FIRST FINANCIAL NORTHWEST, INC.
201 WELLS AVENUE SOUTH
RENTON, WASHINGTON 98057
(425) 255-4400

ANNUAL MEETING OF SHAREHOLDERS JUNE 9, 2021

The Board of Directors of First Financial Northwest, Inc. is using this Proxy Statement to solicit proxies from our shareholders for use at the 2021 annual meeting of shareholders.  We are first mailing this Proxy Statement and proxy card to our shareholders on or about April 23, 2021.

The information provided in this Proxy Statement relates to First Financial Northwest, Inc. and its wholly-owned subsidiary, First Financial Northwest Bank.  First Financial Northwest, Inc. may also be referred to as “First Financial” and First Financial Northwest Bank may also be referred to as the “Bank.”  References to “we,” “us” and “our” refer to First Financial and, as the context requires, First Financial Northwest Bank.

INFORMATION ABOUT THE ANNUAL MEETING

Time and Place of the Annual Meeting

Our annual meeting will be held as follows:

Date:	Wednesday, June 9, 2021
Time:	9:00 a.m., Pacific Time
Place:	Virtual meeting by remote communication only

Matters to Be Considered at the Annual Meeting

At the meeting, you will be asked to consider and vote upon the following proposals:

Proposal 1.	Election of three directors to each serve for a three-year term;

Proposal 2.	Advisory (non-binding) approval of the compensation paid to our named executive officers as disclosed in this Proxy Statement; and

Proposal 3.	Ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for 2021.

We also will transact any other business that may properly come before the annual meeting.  As of the date of this Proxy Statement, we are not aware of any other business to be presented for consideration at the annual meeting other than the matters described in this Proxy Statement.

Who is Entitled to Vote?

We have fixed the close of business on April 12, 2021, as the record date for shareholders entitled to receive notice of and to vote at our annual meeting.  Only holders of record of First Financial’s common stock on that date are entitled to receive notice of and to vote at the annual meeting.  You are entitled to one vote for each share of First Financial common stock you own, unless you own more than 10 percent of First Financial’s outstanding shares.  As provided in our Articles of Incorporation, record holders of common stock who beneficially own in excess of 10 percent of First Financial’s outstanding shares are not entitled to any vote in respect of the shares held in excess of the 10 percent limit unless our Board of Directors has granted permission in advance.  On April 12, 2021, there were 9,692,610 shares of First Financial common stock outstanding and entitled to vote at the annual meeting.

How Do I Attend the Annual Meeting if I Am a Shareholder of Record?

You are a shareholder of record if your shares of First Financial common stock are held in your name.  If you are a beneficial owner of First Financial common stock held by a broker, bank or other nominee (i.e., in “street name”), please see the instructions in response to the following question.  If you are a shareholder of record of First Financial common stock as of the close of business on the record date, you must register in advance to attend the meeting.  To register for the annual meeting, email shareholder@ffnwb.com or, if you cannot email, call (425) 203-1099, and provide your name, the control number found on the proxy card included in this mailing and a valid phone number or email address.  Upon confirmation of your registration, you will be provided instructions for attending the annual meeting.  Registration for the annual meeting is now open and will close at 5:00 p.m., Pacific Time on June 8, 2021.

How Do I Attend the Annual Meeting if My Shares Are Held in Street Name?

If you are the beneficial owner of First Financial common stock held in “street name” by a broker, bank or other nominee as of the record date, you must register in advance to attend and participate in the meeting.  To register, you must provide proof of ownership, such as a recent brokerage statement or letter from the broker, bank or other nominee by email to shareholder@ffnwb.com along with your name, the control number found on the voting instruction form sent to you and a valid phone number or email address.  If you cannot email, call (425) 203-1099 for further direction on how to provide the required information.  Upon confirmation of your registration, you will be provided instructions for attending the annual meeting.  Registration for the annual meeting is now open and will close at 5:00 p.m., Pacific Time on June 8, 2021.

How Do I Vote at the Annual Meeting?

Proxies are solicited to provide all shareholders on the voting record date an opportunity to vote on matters scheduled for the annual meeting and described in these materials.  This question provides voting instructions for shareholders of record.  You are a shareholder of record if your shares of First Financial common stock are held in your name.  If you are a beneficial owner of First Financial common stock held by a broker, bank or other nominee (i.e., in “street name”), please see the instructions in response to the following question.

Shares of First Financial common stock can only be voted if the shareholder is present in person or by proxy at the annual meeting.  To ensure your representation at the annual meeting, we recommend you vote by sending in the proxy card even if you plan to attend the annual meeting.  You can also vote by telephone or the Internet by following the instructions on the proxy card.  You can always change your vote at the meeting if you are a shareholder of record and have registered in advance to attend the meeting.

Voting instructions are included on your proxy card.  Shares of First Financial common stock represented by properly executed proxies will be voted by the Proxy Committee of the Board of Directors in accordance with the shareholder’s instructions.  Where properly executed proxies are returned to us with no specific instruction as how to vote at the annual meeting, the persons named in the proxy will vote the shares FOR the election of each of our director nominees, FOR advisory approval of the compensation paid to our named executive officers as disclosed in this Proxy Statement and FOR the ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for 2021.  If any other matters are properly presented at the annual meeting for action, the Proxy Committee will have the discretion to vote on these matters in accordance with their best judgment.  We do not currently expect that any other matters will be properly presented for action at the annual meeting.

You may receive more than one proxy card depending on how your shares are held.  For example, you may hold some of your shares individually, some jointly with your spouse and some in trust for your children.  In this case, you will receive three separate proxy cards to vote.

What if My Shares Are Held in Street Name?

If you are the beneficial owner of shares held in “street name” by a broker, bank or other nominee (“nominee”), the nominee, as the record holder of the shares, is required to vote the shares in accordance with your instructions.  If you do not give instructions to the nominee, the nominee may nevertheless vote the shares with respect to discretionary items, but will not be permitted to vote your shares with respect to non-discretionary items, pursuant to current industry practice.

In the case of non-discretionary items, the shares not voted will be treated as “broker non-votes.”  The proposal to elect directors and the advisory vote on executive compensation are considered non-discretionary items; therefore, you must provide instructions to the nominee in order to have your shares voted on these proposals.

If your shares are held in street name, you will need proof of ownership to be admitted to the annual meeting.  A recent brokerage statement or letter from the record holder of your shares are examples of proof of ownership.  If you want to vote your shares of common stock held in street name in person at the annual meeting, you will have to get a written proxy in your name from the nominee who holds your shares.

May I Ask a Question at the Annual Meeting?

If you have had your registration for the annual meeting confirmed, you may ask questions pertinent to the business of the annual meeting by submitting your question in advance by email to shareholder@ffnwb.com, or by calling (425) 203-1099, no later than 5:00 p.m. Pacific Time on June 8, 2021. Questions pertinent to the business of the annual meeting and subject to time allowed will be addressed at the annual meeting.

How Will My Shares of Common Stock Held in the Employee Stock Ownership Plan Be Voted?

We maintain the First Financial Northwest, Inc. Employee Stock Ownership Plan (“ESOP”) for the benefit of our employees.  Each participant may instruct the trustee how to vote the shares of First Financial common stock allocated to his or her account under the ESOP by completing the voting instruction sheet distributed by the administrator.  If a participant properly executes the voting instruction sheet, the administrator will instruct the trustee to vote the participant’s shares in accordance with the participant’s instructions.  Unallocated shares of First Financial common stock held in the ESOP will be voted by the trustee in the same proportion as shares for which the trustee has received voting instructions.  Allocated shares for which proper voting instructions are not received shall be voted by the trustee in the manner directed by the administrator.  The administrator of the ESOP is the Newport Group, Inc.

How Many Shares Must Be Present to Hold the Meeting?

A quorum must be present at the meeting for any business to be conducted.  The presence at the meeting, in person or by proxy, of at least a majority of the shares of First Financial common stock entitled to vote at the annual meeting as of the record date will constitute a quorum.  Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What if a Quorum Is Not Present at the Meeting?

If a quorum is not present at the scheduled time of the meeting, a majority of the shareholders present or represented by proxy may adjourn the meeting until a quorum is present.  The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given unless the adjourned meeting is set to be held 120 days or more after the original meeting.  An adjournment will have no effect on the business that may be conducted at the meeting.

Vote Required to Approve Proposal 1: Election of Directors

Directors are elected by a plurality of the votes cast, in person or by proxy, at the annual meeting by holders of First Financial common stock.  Our Nominating and Corporate Governance Committee has nominated, and our Board of Directors has ratified, the nomination of three candidates for election as directors.  Pursuant to our Articles of Incorporation, shareholders are not permitted to cumulate their votes for the election of directors.  Votes may be cast for or withheld from each nominee.  Votes that are withheld and broker non-votes will have no effect on the outcome of the election because the nominees receiving the greatest number of votes will be elected.  Our Board of Directors unanimously recommends that you vote FOR the election of each of its director nominees.

Vote Required to Approve Proposal 2: Advisory Approval of Executive Compensation

Approval of the advisory (non-binding) vote on executive compensation requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the annual meeting.  Abstentions and broker non-votes will have no effect on the outcome of the proposal.  Our Board of Directors unanimously recommends that you vote FOR approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

Vote Required to Approve Proposal 3: Ratification of the Appointment of the Independent Registered Public Accounting Firm

Ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021, requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the annual meeting.  Abstentions will have no effect on the outcome of the proposal.  Our Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of the independent registered public accounting firm.

May I Revoke My Proxy?

You may revoke your proxy before it is voted by:

•	submitting a new proxy with a later date; or

•	notifying the Secretary of First Financial in writing (or if you hold your shares in street name, your broker, bank or other nominee) before the annual meeting that you have revoked your proxy,

Shareholders of record may also vote during the virtual annual meeting if they have registered in advance to attend.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 12, 2021, the voting record date, information regarding share ownership of:

•
those persons or entities (or groups of affiliated persons or entities) known by management to beneficially own more than five percent of First Financial’s common stock other than directors and executive officers;

•	each director and director nominee of First Financial;

•	each executive officer of First Financial or any of its subsidiaries named in the Summary Compensation Table appearing under “Executive Compensation” below (known as “named executive officers”); and

•	all current directors and executive officers of First Financial and its subsidiaries as a group.

Persons and groups who beneficially own in excess of five percent of First Financial’s common stock are required to file with the Securities and Exchange Commission (“SEC”) and provide us a copy of the report disclosing their ownership pursuant to the Securities Exchange Act of 1934, as amended (“Securities Exchange Act”).  To our knowledge, no other person or entity, other than the ones set forth below, beneficially owned more than five percent of the outstanding shares of First Financial’s common stock as of the close of business on the voting record date.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC.  In accordance with Rule 13d-3 of the Securities Exchange Act, a person is deemed to be the beneficial owner of any shares of common stock if he or she has voting and/or investment power with respect to those shares.  Therefore, the table below includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, shares held in the ESOP, and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power.  In addition, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to outstanding options that are currently exercisable or exercisable within 60 days after April 12, 2021, are included in the number of shares beneficially owned by the person and are deemed outstanding for the purpose of calculating the person’s percentage ownership.  These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

As of April 12, 2021, the voting record date, there were 9,692,610 shares of First Financial common stock outstanding.

Name	Number of Shares Beneficially Owned (1)		Percent of Shares Outstanding (%)

Beneficial Owners of More Than 5%

First Financial Northwest, Inc. Employee Stock Ownership Plan	964,265	(2)	9.95
First Financial Northwest Foundation	910,000	(3)	9.39
Dimensional Fund Advisors LP	860,787	(4)	8.88
Renaissance Technologies LLC	692,155	(5)	7.14
Blackrock, Inc.	626,937	(6)	6.47

Directors

Diane C. Davis	--		--
Richard P. Jacobson*	137,322		1.40
Joseph W. Kiley III*	209,603		2.13
Joann E. Lee	97,594		1.01
Roger H. Molvar	11,297		**
Richard M. Riccobono	19,455		**
Ralph C. Sabin	7,539		**
Daniel L. Stevens	13,797		**

Named Executive Officers

Ronnie J. Clariza	69,563		**
Dalen D. Harrison	49,426		**
Simon Soh	156,997	(7)	1.61

All Executive Officers and Directors as a Group (12 persons)	785,466		7.85
___________
*	Also a named executive officer.
**	Less than one percent of shares outstanding.
(1)
For executive officers, includes shares of restricted stock, as to which the holders have voting but not dispositive power, and unvested shares of stock held in the ESOP, as to which the holders have voting but not dispositive power. Also includes the following number of First Financial shares that the indicated individuals have the right to acquire within 60 days of the voting record date through the exercise of stock options: Mr. Jacobson, 85,000 shares; Mr. Kiley, 135,000 shares; Ms. Harrison, 16,000 shares, Mr. Soh, 75,000 shares; and all executive officers and directors as a group, 311,000 shares.

(2)
The ESOP has sole voting power with respect to 197,493 shares, shared voting power with respect 766,772 shares and sole dispositive power with respect to 964,265 shares. The address of the ESOP is 201 Wells Avenue South, Renton, Washington 98057.

(3)
We established the First Financial Northwest Foundation in connection with the mutual to stock conversion of First Financial Northwest Bank to further our commitment to the local community. Shares of common stock held by the Foundation will be voted in the same proportion as all other shares of common stock on all proposals considered by First Financial’s shareholders. The address of the First Financial Northwest Foundation is 555 S. Renton Village Place, Suite 770, Renton, Washington 98057.

(4)
Based solely on a Schedule 13G/A dated February 16, 2021, regarding shares owned as of December 31, 2020, reporting sole voting power over 836,176 shares and sole dispositive power over 860,787 shares. The address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, Texas 78746.

(5)
Based solely on a Schedule 13G/A dated February 11, 2021, regarding shares owned as of December 31, 2020, reporting that Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation have sole voting power over 649,107 shares and sole dispositive power over 692,155 shares. The address of Renaissance Technologies LLC is 800 Third Avenue, New York, New York 10022.

(6)
Based solely on a Schedule 13G/A dated January 29, 2021, regarding shares owned as of December 31, 2020, reporting sole voting power over 550,645 shares and sole dispositive power over 626,937 shares. The address of Blackrock, Inc. is 55 East 52nd Street, New York, New York 10055.

(7)	Includes 11,000 shares held in an individual retirement account.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Board of Directors currently consists of eight members and is divided into three classes.  Director Stevens will retire effective as of the end of the annual meeting of shareholders, at which time the size of the Board of Directors will be reduced from eight to seven members.  Approximately one-third of the directors are elected annually to serve for a three-year period or until their respective successors are elected and qualified.  The table below sets forth information regarding each director of First Financial and each Board nominee for director.

The Nominating and Corporate Governance Committee of the Board of Directors selects nominees for election as directors.  All of our nominees currently serve as First Financial directors.  Each nominee has consented to being named in this Proxy Statement and has agreed to serve if elected.  It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to the nominee) will be voted at the annual meeting for the election of the nominees identified in the table below. If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee.  If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.  At this time, we are not aware of any reason why a nominee might be unable to serve if elected.

The Board of Directors recommends a vote FOR the election of Diane C. Davis, Richard P. Jacobson and Ralph C. Sabin, each for election for a term of three years.

Name	Age as of December 31, 2020	Year first elected or appointed director	Term to expire

BOARD NOMINEES

Diane C. Davis	53	2020	2024 (1)
Richard P. Jacobson	57	2013	2024 (1)
Ralph C. Sabin	69	2019	2024 (1)

DIRECTORS CONTINUING IN OFFICE

Joann E. Lee	65	2005 (2)	2022
Roger H. Molvar	65	2015	2022
Joseph W. Kiley III	65	2012	2023
Richard M. Riccobono	63	2016	2023
___________
(1)	Assuming election or reelection.
(2)	Includes service on the Board of Directors of First Financial Northwest Bank (previously known as First Savings Bank of Renton and First Savings Bank Northwest).

Information Regarding Nominees for Election.  Set forth below is the principal occupation and other business experience during at least the last five years of each nominee for director.

 Diane C. Davis was appointed as a director of First Financial, First Financial Diversified, and First Financial Northwest Bank effective March 25, 2020.  She has over 25 years of experience in the insurance industry and brings executive management, strategy, risk management and governance expertise.  Ms. Davis served as the President of Farmers New World Life Insurance Company from July 2016 until her retirement in November 2019.  Prior to that, she was Regional Chief Risk Officer, Global Life North America for Zurich Insurance Company Ltd.  Ms. Davis joined Farmers New World Life Insurance Company as an actuarial associate in 1992, was promoted to strategic planning consultant in 2001, left to become President and Chief Executive Officer of an affiliated life and investment firm in 2003, and returned to Farmers New World Life Insurance Company in 2010.  She served as Chief Risk Officer, Farmers New World Life Insurance Company, from June 2010 to January 2013.  Ms. Davis holds a Master of Business Administration degree from the University of Washington and a Bachelor of Science in Actuarial Science from the University of Illinois at Urbana-Champaign.  Ms. Davis is also a Fellow of the Society of Actuaries.  She currently serves on the Board of Directors of Habitat for Humanity Seattle-King County.

Richard P. Jacobson has served as Chief Operating Officer of First Financial Northwest Bank since July 2013, and as Chief Financial Officer of First Financial Northwest, First Financial Diversified, and the Bank since August 2013.  He was appointed as a director of First Financial, First Financial Diversified and the Bank effective September 2013.  Mr. Jacobson served as a consultant to First Financial from April 2010 to April 2012.  Subsequently, he worked as a mortgage loan originator in Palm Desert, California from July 2012 to July 2013.  Previously, he had been employed by Horizon Financial Corp. and Horizon Bank, Bellingham, Washington, for 23 years, and had served as President, Chief Executive Officer and a director of Horizon Financial Corp. and Horizon Bank from January 2008 to January 2010.  Mr. Jacobson also served as Chief Financial Officer of Horizon Financial Corp. and Horizon Bank from March 2000 until October 2008.  Between 1985 and 2008, Mr. Jacobson served in several other positions at Horizon Financial Corp. and Horizon Bank, and spent two years as a Washington state licensed real estate appraiser from 1992 to 1994.  Mr. Jacobson received his Bachelor’s degree in Business Administration (Finance) from the University of Washington. In addition, Mr. Jacobson graduated with honors from the American Banker Association’s National School of Banking.  Mr. Jacobson is a past president of the Whatcom County North Rotary Club and has served on the boards of his church, the United Way, Boys and Girls Club, and Junior Achievement.

Ralph C. Sabin was appointed as a director of First Financial effective December 1, 2019, and as a director of First Financial Diversified and First Financial Northwest Bank effective December 17, 2019.  Mr. Sabin has been a Senior Advisor to the Strategic Investment Team of Echo Health Ventures, a health care venture capital organization, and its predecessor Cambia Direct Health Solutions, since 2014, and represents Echo Health Ventures on the boards of several of its portfolio companies.  From 2012 to 2015, he was Managing Director, Fortis Advisors LLC, an outsource shareholder representative firm providing post-closing management services to sellers in M&A transactions.  Mr. Sabin is a co-founder and managing director of the Pacific Venture Group (PVG), a venture capital fund dedicated to early stage and growth equity healthcare investments since 1995.  During his tenure, he has represented PVG on the board of directors and audit committees of 15 PVG portfolio companies.  Mr. Sabin was Senior Vice President and Chief Financial Officer of Sonus Pharmaceuticals from 1994 to 1995.  Prior to that, Mr. Sabin completed a 20-year career with Ernst & Young LLP as a Senior Partner, responsible for the firm’s West Region Entrepreneurial Services Group.  Mr. Sabin is a Certified Public Accountant (inactive) and received a Bachelor of Science degree in Accounting from Loyola Marymount University of Los Angeles.  He completed the Kellogg Executive Management Program at Northwestern University. Mr. Sabin is active in community organizations and currently is a Board Member of Centrum, an arts-based educational workshop and performance program based in Port Townsend, Washington, and has participated in the Life Science Washington Mentor program.

Information Regarding Incumbent Directors.  The present principal occupation and other business experience during at least the last five years of each director continuing in office is set forth below.

Joann E. Lee serves as a director of First Financial, First Financial Diversified, and First Financial Northwest Bank, positions held since the companies were established in 2007 as part of the mutual to stock conversion process.  She was appointed Secretary of First Financial in May 2011, of First Financial Northwest Bank in September 2013, and of First Financial Diversified in June 2014.  Prior to the conversion, she served as a director of First Financial Holdings, MHC, First Financial of Renton, and First Savings Bank of Renton since 2005.  Ms. Lee is a Certified Public Accountant, a Chartered Global Management Accountant, holds a Master’s Degree in Taxation, and has been the owner of Joann Lee & Associates, CPAs since 2002.  Prior to that, Ms. Lee spent 11 years as a Certified Public Accountant, including an eight-year career with the national independent public accounting firm of RSM McGladrey.  She also served as the RSM Director of the Small Business Division, Puget Sound Region.  Prior to becoming a CPA, Ms. Lee was employed in the banking industry in the position of Corporate Operations Officer for a Washington community bank.  Ms. Lee is a past president, current treasurer and Board member of the Rotary Club of Renton, Renton Rotary CAPER, Renton Rotary Foundation, and past president of the Renton Technical College Foundation and past member of Renton YMCA Board of Directors.  She is also a member of the Renton Communities in Schools, member and past treasurer of the Renton Chamber of Commerce.  In addition, Ms. Lee serves as a Trustee of the First Financial Northwest Foundation and serves as its Treasurer.

Roger H. Molvar was appointed as a director of First Financial, First Financial Diversified, and First Financial Northwest Bank effective August 2015 and served as Chairman of these entities from June 2017 to September 2019.  Mr. Molvar has over 35 years of experience in the financial institutions industry, currently serving as a director of PacWest Bancorp in Los Angeles, California, a position he has held since 2014.  Prior to that, Mr. Molvar served as a director of Farmers and Merchants Bank in Long Beach, California from 2005 to 2008 and served as a director of CapitalSource Bank from 2008 until 2014. From 2000 to 2004, Mr. Molvar was an Executive Vice President of IndyMac Bancorp and Chief Executive Officer of IndyMac Consumer Bank, responsible for the bank's consumer/branch banking business. Prior to joining IndyMac, Mr. Molvar was a Senior Vice President and management committee member of The Times Mirror Company, and previously served as Senior Vice President and Comptroller of First Interstate Bank of California.

Joseph W. Kiley III has served as President and Chief Executive Officer of First Financial and First Financial Diversified since September 2013; a director of First Financial and First Financial Diversified since December 2012; and President, Chief Executive Officer and director of First Financial Northwest Bank since September 2012.  He previously served as President, Chief Executive Officer, and director of Frontier Bank, F.S.B., Palm Desert, California, and its holding company, Western Community Bancshares, Inc.  Mr. Kiley has over 30 years of executive experience at banks, thrifts and their holding companies that includes, but is not limited to, serving as president, chief executive officer, chief financial officer, and director.  Mr. Kiley holds a Bachelor of Science degree in Business Administration (Accounting) from California State University, Chico, and is a former California certified public accountant.  Mr. Kiley is a member of the Renton Rotary Club, City of Renton Mayor’s Blue Ribbon Panel, and past Chair of the Board of Directors of the Renton Chamber of Commerce.  He is the Chairman of the Board of Directors of the Washington Bankers Association (WBA).  In addition, Mr. Kiley currently serves on the Board of Directors of the Western Bankers Association and its Executive Committee.

Richard M. Riccobono was appointed as a director of First Financial, First Financial Diversified, and First Financial Northwest Bank in November 2016.  Mr. Riccobono has over 32 years of experience in the financial services industry and brings a solid understanding of banking, regulatory, legislative, accounting, and legal expertise to the Board. Mr. Riccobono served as the Director of Banks for the Washington State Department of Financial Institutions from July 2011 to November 4, 2016.  Prior to that, Mr. Riccobono served as the President and Chief Executive Officer of the Federal Home Loan Bank of Seattle from 2007 to 2010, and its Chief Operating Officer from 2005 to 2007.  Mr. Riccobono also served as the Deputy Director of the Office of Thrift Supervision, U.S. Department of the Treasury from 1998 to 2005.  Mr. Riccobono began his career in public accounting with Touche, Ross and Company (now Deloitte & Touche LLP).  Mr. Riccobono holds a Juris Doctor degree from the Western New England School of Law in Springfield, Massachusetts, and a Bachelor of Science degree from the State University of New York at Albany.  He is a member of the Georgia Bar Association and the Texas Bar Association, and is a Certified Public Accountant.  He has previously served as a member of the board of directors of the Pacific Coast Banking School, the Pentegra Defined Benefit Plan for Financial Institutions, and the Albers School of Business and Economics at Seattle University.

Director Qualifications and Experience

The following table identifies the experience, qualifications, attributes and skills that the Nominating and Corporate Governance Committee considered in making its decision to nominate directors to our Board.  The fact that a particular attribute was not considered does not mean that the director lacks such an attribute.

	Davis	Jacobson	Kiley	Lee	Molvar	Riccobono	Sabin
Experience, Qualification, Skill or Attribute
Professional standing in chosen field	✓	✓	✓	✓	✓	✓	✓
Expertise in financial services or related industry	✓	✓	✓	✓	✓	✓	✓
Certified public accountant or financial expert		✓	✓	✓	✓	✓	✓
Attorney						✓
Civic and community involvement	✓	✓	✓	✓	✓	✓	✓
Leadership and team building skills	✓	✓	✓	✓	✓	✓	✓
Diversity by race, gender or culture	✓			✓
Specific skills/knowledge:
Finance	✓	✓	✓	✓	✓	✓	✓
Technology	✓					✓	✓
Marketing	✓			✓	✓
Public affairs				✓		✓
Human resources	✓	✓	✓	✓	✓	✓	✓
Governance	✓	✓	✓	✓	✓	✓	✓
Compensation	✓	✓	✓	✓	✓	✓	✓

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE MATTERS

Board of Directors

The Boards of Directors of First Financial and First Financial Northwest Bank conduct their business through board and committee meetings.  During the fiscal year ended December 31, 2020, the Board of Directors of First Financial held eight meetings and the Board of Directors of the Bank held eight meetings.  No director of First Financial or the Bank attended fewer than 75 percent of the total meetings of the boards and committees on which that person served during this period.

Committees and Committee Charters

The Board of Directors of First Financial has standing Audit/Compliance/Risk, Compensation and Awards, Nominating and Corporate Governance, and Executive committees.  The Board has adopted written charters for the Audit/Compliance/Risk, Compensation and Awards, and Nominating and Corporate Governance committees, copies of which are available on our website at www.ffnwb.com.

Audit/Compliance/Risk Committee.  The Audit/Compliance/Risk Committee consists of Directors Lee (Chair), Riccobono and Sabin.  The Committee meets at least quarterly to oversee the integrity of the financial reporting process and associated risks, external and internal audits, operational and compliance risk, and the system of internal control.  The Committee also appoints the independent registered public accounting firm and retains service providers for internal audit, and reviews the various reports prepared by management, auditors and other service providers it appoints.  The Audit/Compliance/Risk Committee met five times during the year ended December 31, 2020.

Each member of the Audit/Compliance/Risk Committee is “independent” in accordance with the requirements for companies listed on the Nasdaq Stock Market LLC ("Nasdaq").  In addition, the Board of Directors has determined that Ms. Lee, Mr. Riccobono and Mr. Sabin meet the definition of “audit committee financial expert,” as defined by the SEC.

Compensation and Awards Committee.  The Compensation and Awards Committee consists of Directors Stevens (Chair), Molvar and Riccobono.  The Committee meets at least twice a year to provide oversight regarding personnel, compensation and benefits related matters.  The Committee is also responsible for evaluating First Financial’s Chief Executive Officer and making recommendations to the full Board regarding director compensation.  Each member of the Committee is “independent,” in accordance with the requirements for companies listed on Nasdaq.  The Committee met seven times during the year ended December 31, 2020.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee, which currently consists of Directors Riccobono (Chair), Davis and Lee, assures that we maintain the highest standards and best practices in all critical areas relating to the management of the business of First Financial.  The Committee also recommends to the Board nominees for the election of directors and assesses Board and committee membership needs.  The Committee meets at least twice a year.  Each member of the Committee is “independent,” in accordance with the requirements for companies listed on Nasdaq.  This Committee met five times during the year ended December 31, 2020.

Only those nominations made by the Nominating and Corporate Governance Committee and approved by the Board or properly presented by shareholders will be voted upon at the annual meeting.  In its deliberations for selecting candidates for nominees as director, the Committee considers the candidate’s knowledge of the banking business, including regulatory and compliance matters, strategic planning, finance, accounting and overall industry best-practices.  Any nominee for director made by the Committee must be highly qualified with regard to some or all these attributes.  The Committee strives to have a Board with diverse experience in areas relevant to First Financial’s business.  In searching for qualified director candidates to fill vacancies on the Board, the Committee solicits its current Board of Directors for names of potentially qualified candidates.  Additionally, the Committee may use the services of a professional search firm to solicit qualified candidates. The Committee would then consider the potential pool of director candidates, select the candidate it believes best meets the then-current needs of the Board, and conduct a thorough investigation of the proposed candidate’s background to ensure there is no past history that would cause the candidate not to be qualified to serve as one of our directors.  Although the Nominating and Corporate Governance Committee charter does not specifically provide for the consideration of shareholder nominees for directors, the Committee will consider director candidates recommended by a shareholder that are submitted in accordance with our Articles of Incorporation and Bylaws.  Because our Articles of Incorporation provide a process for shareholder nominations, the Committee did not believe it was necessary to provide for shareholder nominations of directors in its charter.  If a shareholder submits a proposed nominee, the Committee would consider the proposed nominee, along with any other proposed nominees recommended by members of our Board of Directors, in the same manner in which the Committee would evaluate its nominees for director.  For a description of the proper procedure for shareholder nominations, see “Shareholder Proposals” in this Proxy Statement.

As noted above, the Nominating and Corporate Governance Committee considers a number of criteria when selecting new members of the Board.  Those criteria as well as having strong personal attributes, including a record of achievement and an understanding of diverse backgrounds and experience, are considered to provide for diversity and inclusion on our Board of Directors.  These diversity factors are considered when the Nominating and Corporate Governance Committee and Board are seeking to fill a vacancy or new seat on the Board.

Executive Committee.  The Executive Committee, consisting of Director Kiley (Chair) and any two non-employee directors, acts for the Board of Directors when formal Board action is required between regular meetings.  The Committee has the authority to exercise all powers of the full Board of Directors, except that it does not have the power to act in place of the Audit/Compliance/Risk, Compensation and Awards, or Nominating and Corporate Governance committees.  The Executive Committee met once during the year ended December 31, 2020.

Leadership Structure

In an effort to promote more dynamic strategic development, independent oversight and effective governance, in 2013 the Board separated the roles of Chairman and Chief Executive Officer, with the role of Chairman being filled by an independent director.  To supplement information flow, the entire Management Committee, which represents all business lines, attends a portion of each Board meeting.  The Board recognizes that independent directors and management have different perspectives and roles in developing and executing our strategy.  Our independent directors bring experience, oversight and expertise from outside First Financial and the financial services industry, while the Chief Executive Officer and the management team bring a wealth of banking expertise.

One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of that strategy once it is developed.  To provide oversight and balance to management, the Board regularly holds executive sessions consisting of non-management directors.  The non-management directors also regularly meet with independent service providers, such as the independent registered public accounting firm, credit reviewer and internal auditor.  The Chairman, or in his absence, a lead independent director, facilitates each executive session and is responsible for consulting with the Chief Executive Officer, acting as a liaison between management and the non-management directors.

Board Involvement in Risk Management Process

The Board of Directors and committees take an active role in overseeing management of First Financial’s risks.  The Board regularly reviews information regarding our asset quality, liquidity, operations, audit/exam findings, compliance performance and regulatory relations, as well as the risks associated with each.  The Compensation and Awards Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements, as well as overall employee compensation practices.  To mitigate excessive risk-taking by management, all incentive compensation plans remain subject to Board approval after review and recommendation by the Compensation and Awards Committee.  The Audit/Compliance/Risk Committee oversees management of operational and financial risks, including reviewing audited financial statements, engaging independent external auditors and internal auditors, reviewing compliance performance reports and risk assessments, and conducting discussions with management regarding quarterly and annual public filings.  Our Nominating and Corporate Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest.  While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about these risks.

The Board’s committee structure is intended to increase oversight of risks typically associated with the growth of the Bank, including, but not limited to: (1) lending oversight through the Directors’ Loan Committee; (2) asset/liability management through the Investment and Asset/Liability Committee; and (3) asset classification, portfolio monitoring, and loan loss estimates through the Internal Asset Review Committee.  These Bank Board committees are intended to provide greater subject-matter focus and independent oversight.

Corporate Governance

We are committed to establishing and maintaining high standards of corporate governance.  Our executive officers and Board of Directors have worked together to establish a comprehensive set of corporate governance initiatives that they believe will serve the long-term interests of our shareholders and employees.  These initiatives are intended to comply with the provisions contained in the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC adopted thereunder, and the Nasdaq rules governing corporate governance.  Our Board of Directors will continue to evaluate and improve our corporate governance principles and policies as necessary and as required.

Director Independence.  Our common stock is listed on the Nasdaq Global Select Market.  In accordance with Nasdaq requirements, at least a majority of our directors must be independent directors.  The Board has determined that six of our eight directors are independent, as defined by Nasdaq.  Directors Davis, Lee, Molvar, Riccobono, Sabin and Stevens are all independent.

Code of Business Conduct and Ethics.  On May 15, 2020, the Board of Directors reviewed and approved its Code of Business Conduct and Ethics Policy.  The Code is applicable to each of our directors, officers, including the principal executive officer and senior financial officers, and employees and requires individuals to maintain the highest standards of professional conduct.  A copy of the approved Code of Business Conduct and Ethics Policy is available on our website at www.ffnwb.com.

Shareholder Communication with the Board of Directors.  The Board of Directors welcomes communication from shareholders.  Shareholders may send communications to the Board of Directors, First Financial Northwest, Inc., 201 Wells Avenue South, P.O. Box 360, Renton, Washington 98057.  Shareholders should indicate clearly the director or director(s) to whom the communication is being sent so that each communication may be forwarded appropriately.

Annual Meeting Attendance by Directors.  First Financial encourages, but does not require, its directors to attend the annual meeting of shareholders.  All directors attended last year’s annual meeting of shareholders.

Transactions with Related Persons.  First Financial Northwest Bank has followed a policy of granting loans to officers and directors that fully complies with all applicable federal regulations.  Loans to directors and executive officers are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions with all customers prevailing at the time, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectability or present other unfavorable features.

All loans made to our directors and executive officers are subject to federal regulations restricting loans and other transactions with affiliated persons of First Financial Northwest Bank.  There were no loans outstanding to directors or executive officers at December 31, 2020. Total deposits of directors and executive officers were approximately $2.1 million at December 31, 2020.

We recognize that transactions between First Financial, First Financial Diversified or First Financial Northwest Bank and any of its directors or executive officers can present potential or actual conflicts of interest and create the appearance that these decisions are based on considerations other than our best interests.  Therefore, as a general matter, and in accordance with the First Financial Code of Business Conduct and Ethics Policy, it is our preference to avoid such transactions.  Nevertheless, we recognize that there are situations where such transactions may be in, or may not be inconsistent with, our best interests.  Accordingly, in those cases where personal interests exist or may appear to exist, our Code of Business Conduct and Ethics Policy requires the Board or a Board designated committee to approve or ratify any such transaction or business arrangement in which First Financial is or will be a participant and where any director, officer or employee had, has or will have a direct or indirect financial interest.  In the event that a member of the Board or Board designated committee is a participant in the transaction, then that member is required to abstain from the discussion, approval or ratification process.  Approval or ratification will be made only for those transactions that are in, or not inconsistent with, the best interests of First Financial, as the Board or Board designated committee determines in good faith.

Stock Ownership Guidelines

In December 2016, the Board of Directors adopted a non-employee director stock ownership policy because it believes that it is in First Financial’s best interest to align the financial interests of non-employee directors with those of First Financial shareholders.  The policy requires non-employee directors to own shares of First Financial’s common stock equal in value to three times the respective director’s annual cash retainer.  Directors must meet these ownership guidelines within three years following the initial receipt of a stock grant for director fees and are restricted from divesting shares until the policy requirement is met.  Directors Lee, Molvar, Riccobono and Stevens met the policy requirement at December 31, 2020.  Director Sabin, who received his initial stock grant for director fees in 2020, and Director Davis, who has not yet received her initial stock grant for director fees, are expected to meet the requirement in time.

In March 2018, the Board of Directors adopted a senior executive officer stock ownership policy because it believes that it is also in First Financial’s best interest to more closely align the financial interests of its senior executive officers with those of First Financial shareholders.  The policy requires senior executive officers to own shares of First Financial’s common stock equal in value to one-and-a-half times their annual base salary.  Until the senior executive officers have satisfied the ownership guideline, each officer is required to retain upon exercise, vesting or payment, a minimum of 50 percent of the shares granted to the officer under any First Financial equity incentive award.  Senior executive officers are expected to meet the policy requirement while a senior executive officer of First Financial.  At December 31, 2020, all five senior executive officers met the policy requirement.

Hedging Policy; Pledging of Stock

Under First Financial’s Trading in Securities and Confidentiality of Inside Information for Officers and Directors Policy, its directors and executive officers are prohibited from engaging in any hedging transaction involving First Financial’s securities.  In addition, executive officers and directors are strongly discouraged from holding First Financial securities in a margin account or otherwise pledging First Financial securities as collateral for a loan as it carries the risk of insider trading liability should they fail to meet a margin call or if they default on the loan.  Currently, no director or executive officer has pledged First Financial securities.

DIRECTORS’ COMPENSATION

The following table shows the compensation paid to our directors for the year ended December 31, 2020, other than Joseph W. Kiley III, who is our President and Chief Executive Officer, and Richard P. Jacobson, who is our Chief Operating Officer and Chief Financial Officer, as their compensation is included in the section entitled “Executive Compensation.”  The directors did not receive any non-equity incentive compensation during this period, nor did they participate in a pension plan or receive above-market earnings on deferred compensation; therefore, these columns have been omitted from the table.

Name	Fees earned or paid in cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)

Diane C. Davis (3)	53,834	--	--	53,834
Joann E. Lee	32,300	32,276	1,316	65,892
Roger H. Molvar	32,300	32,276	1,189	65,765
Richard M. Riccobono	32,300	32,276	1,033	65,609
Ralph C. Sabin	32,300	32,276	880	65,456
Daniel L. Stevens	38,300	32,276	2,315	72,891
_____________
(1)
Represents the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Topic 718, “Compensation - Stock Compensation” (“FASB ASC Topic 718”). For a discussion of valuation assumptions, see Note 12 of the Notes to Consolidated Financial Statements in First Financial’s Annual Report on Form 10-K for the year ended December 31, 2020. Consists of an award of restricted stock on September 29, 2020, which vested immediately.

(2)
Consists of the economic value (the imputed income for tax purposes) of the split dollar life insurance benefits described below to the directors plus a gross-up amount to cover the director’s tax liability assuming a 40 percent tax rate.

(3)	Ms. Davis was appointed effective March 25, 2020; and received a cash payment in lieu of a stock award for her service in 2020.

Each director of First Financial is also a director of First Financial Northwest Bank and First Financial Diversified.  The directors are paid for their service by the Bank with an allocation of cost to First Financial.  For 2020, non-employee directors were compensated as follows: (1) $10,767 in cash, with an additional $2,000 in cash paid to the Chairman, during the first and second quarters; and (2) a restricted stock grant in an amount of shares that represents $32,300 in value at the time of the grant during the third quarter; and (3) $10,766 in cash, with an additional $2,000 in cash paid to the Chairman, during the fourth quarter. In addition, directors will receive expense reimbursements for travel and attendance at conferences, training sessions, and travel expenses to Board meetings.  In 2021, the non-employee directors’ cash fees and the fair value of the restricted stock grant will increase by 2.2 percent.

In 2017, First Financial Northwest Bank modified the bank-owned life insurance contracts on its directors and named executive officers to include endorsement split-dollar life insurance agreements.  Each non-employee director has insurance coverage with a death benefit payable to the director’s assigned beneficiary in an amount equal to ninety percent of the net amount‑at‑risk, defined as the total proceeds of the policy less the cash value of the policy.  At the time the policies were purchased, the net amount-at-risk for the non-employee directors ranged from $160,000 to $309,000.  Total death benefits, including cash surrender values, were approximately $560,000 per non-employee director.  The Bank pays all premiums and is entitled to the cash value of the policy and the remainder of the director’s death benefit.  The insurance policies also permit each director to access portions of the eligible policy death benefits if he or she is diagnosed with a chronic or terminal illness (“accelerated benefits”).  Each director is eligible to receive up to $500,000 in accelerated benefits.

EXECUTIVE COMPENSATION

General

In this section, we will give an overview of our compensation program, the material compensation decisions we have made under the program and the material factors that we considered in making those decisions.  We also provide a series of tables containing specific information about the compensation earned or paid to the following officers, who are known as our named executive officers:

Joseph W. Kiley III, President and Chief Executive Officer
Richard P. Jacobson, Executive Vice President, Chief Financial Officer, and Chief Operating Officer
Ronnie J. Clariza, Senior Vice President and Chief Risk Officer
Dalen D. Harrison, Senior Vice President and Chief Banking Officer
Simon Soh, Senior Vice President and Chief Credit Officer

Compensation and Awards Committee.  All compensation matters concerning our executive officers are made at the sole discretion of the Compensation and Awards Committee, which is comprised of independent directors.  Compensation determinations are made based on the Committee’s independent review of management recommendations, market salary surveys and peer group studies, for both base salary and total compensation.  The Committee has the responsibility for establishing and reviewing our compensation philosophy and objectives, and in this role, they have sought to design a compensation structure that attracts and retains qualified and experienced officers, and at the same time, is reasonable and competitive.  The Committee retains compensation advisors on an as-needed basis to review existing plans, implement new plans and ensure that it is properly implementing our compensation philosophy and objectives.  Prior to retaining any advisor, the Compensation and Awards Committee assesses the advisor’s independence relative to Nasdaq factors to determine that the advisor is independent.

Role of Chief Executive Officer in Determining Compensation.  The Chief Executive Officer’s role is limited to providing information regarding the executive officers to the Compensation and Awards Committee Chair, including salary and bonus histories, performance highlights, levels of responsibility and compensation recommendations for each officer.  The Chief Executive Officer does not provide any recommendation with respect to his individual compensation.  Following receipt of this information, the Committee Chair reviews the selected materials along with supplemental information independently acquired.  The Chair’s analysis is then incorporated into a summary packet that is provided to the Committee for their review prior to a regularly scheduled meeting.  The Committee makes the final decision and may adjust the compensation levels.  In its deliberations, the Committee focuses on corporate performance, retention issues, individual performance and management development.

Compensation Philosophy and Objectives

Our overall goal in compensating executive officers is to attract, retain and motivate key executives of proven ability who are critical to our future success.  We believe that short-term cash incentive compensation paid to executive officers should be directly aligned to First Financial Northwest Bank’s performance and that compensation should be structured to ensure achievement of financial and operational goals, along with other factors that impact corporate and shareholder value.  Our long-term incentive is in the form of an equity incentive plan.

First Financial Northwest Bank became a stock savings bank as a result of the mutual holding company reorganization in 2002, and yet compensation paid to employees, officers and directors continued to consist primarily of cash compensation, salary and bonuses, and retirement benefits until 2008, when shareholders approved our 2008 Equity Incentive Plan.  In 2016, this plan was replaced by the shareholder-approved 2016 Equity Incentive Plan.  We use equity awards in concert with cash incentives to compensate officers for actions that align our performance with shareholder interests.

Our compensation decisions with respect to executive officer salaries and incentive compensation are influenced by: (1) the executive’s level of responsibility and function within the organization; (2) the overall performance and profitability of First Financial Northwest Bank; and (3) our assessment of the competitive marketplace, including peer companies.  Our philosophy is to focus on total direct compensation opportunities through a mix of base salary, annual short-term cash incentive compensation and longer-term equity incentives to ensure successful ongoing performance of First Financial Northwest Bank.

Compensation Benchmarking

In general, we seek to provide competitive pay relative to a peer group for total compensation opportunities.  It is our intent to achieve an effective efficiency ratio, excellent asset quality, and a satisfactory regulatory standing; therefore, we include performance-based compensation in addition to a fixed-salary pay structure.

In addition to working with compensation advisors, the Compensation and Awards Committee also has used data compiled annually by Milliman, Inc. (“Milliman”).  With the assistance of Milliman, we analyzed competitive market data contained in the 2020 Northwest Financial Industry Compensation Survey.  The data was independently collected by Milliman and represents 82 Northwest financial institutions located in Washington, Oregon, Idaho, and Alaska ranging in asset size from $55 million to $27 billion.  The data is grouped by asset size, with the information adequately reflecting the complexities and compensation levels of peer group institutions.  We compared compensation paid to our named executive officers with compensation paid to executive officers in comparable positions at similar size institutions.  Our peer group institutions ranged in asset size from $739 million to approximately $1.35 billion, with an average asset size of approximately $1.06 billion.  During 2020, our peer group consisted of the following financial institutions:

Bank of the Pacific	Kitsap Bank
Citizens Bank	Olympia Federal Savings
Coastal Community Bank	Riverview Community Bank
First Federal - Port Angeles	Timberland Bank

Compensation Components

The compensation program for executive officers consists of the following components:

Pay element	What it rewards	Purpose

Base salary	Core competence in the executive’s role relative to skills, experience and contributions to First Financial and First Financial Northwest Bank	Provides fixed compensation based on competitive market price

Annual cash incentive compensation	Contributions toward First Financial Northwest Bank’s achievement of specified performance measures	Provides annual performance-based cash incentive compensation

Long-term incentive (equity-based) compensation	Management development through retention and attracting new talent	Provides resources for implementation of corporate objectives, goals, and growth strategies, while aligning officer and shareholder interests

Retirement benefits	Executive officers are eligible to participate in employee benefit plans available to our eligible employees, including both tax- qualified and nonqualified retirement plans	Provides a long-term incentive for the retention of key officers and encourages executive officer retention

The Chief Executive Officer and Chief Financial Officer/Chief Operating Officer participate in a Supplemental Executive Retirement Income Plan (“SERP”) that provides additional retirement benefits subject to meeting certain minimum age and service requirements
Provides a long-term incentive for the retention of the Chief Executive Officer and the Chief Financial Officer/Chief Operating Officer

Pay element	What it rewards	Purpose

Split-dollar life insurance benefits	First Financial Northwest Bank pays the premiums on bank-owned life insurance which provides split-dollar life insurance benefits for the named executive officers	Provides security for the executives and their beneficiaries

Additional benefits and perquisites	Executives participate in employee benefit plans, including pay protection via disability pay, generally available to our employees, including medical insurance	These benefits are a part of our broad-based total compensation program

	Executives participate in a company-paid supplemental individual disability insurance plan	Provides executives with a base salary above $200,000 with additional protection against loss of income due to disability

	Executives participate in a flexible paid time off (“Open PTO”) plan	Allows executives flexibility to take time away from work as needed while carrying out their job responsibilities, including working remotely

	The Chief Executive Officer and the Chief Financial Officer/Chief Operating Officer receive a car allowance	Assists in executive responsiveness for community and industry-related travel requirements

	The Chief Financial Officer/Chief Operating Officer receives a club membership	Provides an ongoing incentive for the retention of the Chief Financial Officer/Chief Operating Officer; assists in developing business relationships

Base Salary.  The Chief Executive Officer makes initial base salary recommendations to the Compensation and Awards Committee Chair that are based on individual salary history, individual and corporate performance, and competitive peer group data.  Given the independence of the data on which these recommendations are made, historically there have been only slight modifications by the Committee.  Annually, the Committee reviews the recommendations and establishes executive management salaries in accordance with its independent philosophy.  The compensation paid to Mr. Kiley and all executive officers is determined by the Committee based upon, among other factors, a review of First Financial Northwest Bank’s performance in comparison to its peer group.  The final compensation levels are generally based on peer group analysis, market surveys, First Financial Northwest Bank’s asset size, balance sheet complexity, corporate direction and management structure, as well as company and individual performance.  No particular weight is given to any of these factors by the Committee and the final compensation level is based on a subjective determination by the Committee.  Mr. Kiley does not participate in Committee or Board discussions regarding his own compensation.

For 2020, the named executive officers received base salary increases ranging from 3.0 percent to 3.2 percent, as a result of the annual performance review process.  Ms. Harrison’s base salary was increased to $250,000 in September 2020 in recognition of an expansion in responsibilities in her role as Chief Banking Officer. As a result of the annual performance review process, Mr. Kiley and Mr. Jacobson each received a base salary increase of 3.0 percent effective January 1, 2021. In lieu of an annual salary increase for 2021, the existing change in control severance agreements with Messrs. Clariza and Soh and Ms. Harrison were amended to increase the lump sum payment upon the occurrence of certain events described in the agreements following a change in control from the employee’s annual base salary to two times the employee’s annual base salary.

Summary Compensation Table

The following table shows information regarding compensation paid to our named executive officers.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-equity incentive plan compen- sation ($)(3)	Change in pension value and nonqualified deferred compensation earnings ($)(4)	All other compensation ($)(5)	Total ($)

Joseph W. Kiley III	2020	478,350	231,339 (2)	48,269	118,982	68,224	945,164
President and Chief	2019	464,409	97,526	21,873	26,500	63,601	673,909
Executive Officer

Richard P. Jacobson	2020	320,000	96,000	79,123	80,078	76,655	651,856
Executive Vice President,	2019	310,000	43,400	33,564	--	74,433	461,397
Chief Operating Officer and
Chief Financial Officer

Ronnie J. Clariza	2020	207,500	54,469	42,319	38,000	46,615	388,903
Senior Vice President and	2019	200,000	24,500	18,672	42,000	51,922	337,094
Chief Risk Officer

Dalen D. Harrison	2020	230,962	65,625	55,029	--	50,436	421,090
Senior Vice President and	2019	217,352	24,812	13,806	--	51,983	293,151
Chief Banking Officer

Simon Soh	2020	257,500	67,594	56,595	5,000	54,708	441,397
Senior Vice President and	2019	250,000	30,625	24,240	7,000	54,490	366,355
Chief Credit Officer
___________
(1)
Represents the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of restricted stock awards made pursuant to the 2017 Officers’ Equity Incentive Plan. For a discussion of valuation assumptions, see Note 12 of the Notes to Consolidated Financial Statements in First Financial’s Annual Report on Form 10-K for the year ended December 31, 2020.

(2)	Includes $16,081 worth of First Financial stock that Mr. Kiley elected to receive in lieu of cash under the Annual Incentive Plan.
(3)
Reflects amounts earned under the Annual Incentive Plan, the material terms of which are described below. Mr. Kiley’s annual incentive award was $64,350 but he elected to receive approximately 25% in the form of First Financial stock, as described above in footnote 2.

(4)
Unless noted otherwise, reflects the increase in actuarial present values of each executive officer’s accumulated benefits under our Pension Plan and, with respect to Messrs. Kiley and Jacobson, our SERP.  These values are set according to accounting requirements and do not reflect any increases in the officer’s benefit upon retirement.

(5)	The following table reflects all other compensation paid to our named executive officers in 2020.

Name	401(k) plan contribution ($)	ESOP contribution ($)	Car allowance ($)	Club Dues ($)	Life insurance premium ($)(1)	Dividends on unvested restricted stock ($)	Cell phone allowance ($)

Joseph W. Kiley III	--	41,571	10,800	--	11,787	2,866	1,200
Richard P. Jacobson	8,550	41,571	6,000	11,659	6,399	1,276	1,200
Ronnie J. Clariza	6,794	36,720	--	--	1,181	720	1,200
Dalen D. Harrison	6,673	39,591	--	--	2,243	729	1,200
Simon Soh	7,741	41,571	--	--	3,296	900	1,200
___________
(1)
Consists of the taxable benefit equal to the assumed cost of insurance related to an endorsement method split dollar agreement with respect to bank-owned life insurance plus a gross-up amount to cover the executive officer’s tax liability assuming a 40 percent tax rate, the premium for company-paid disability and life insurance provided on a nondiscriminatory basis to all employees, as well as the premium for company-paid supplemental disability insurance for employees earning an annual base salary of $200,000 or more.

Employment Agreements.  First Financial Northwest Bank entered into an amended employment agreement with Joseph W. Kiley III and an initial employment agreement with Richard P. Jacobson on December 2,

2013.  Mr. Kiley’s agreement is retroactive to the date of the original agreement of August 14, 2012, and Mr. Jacobson’s agreement is effective as of July 9, 2013, the date he was hired.  The agreements each have an initial term of three years and on each anniversary of the effective date of the agreement, the term of the agreement will be extended for an additional year, provided that within the 90-day period ending on such anniversary, First Financial Northwest Bank’s Board of Directors does not inform the executive in writing that the agreement will not be extended.  The current annual base salaries for Mr. Kiley and Mr. Jacobson are $492,700 and $329,600, respectively.  Mr. Kiley’s salary shall be reviewed by the Bank’s Board of Directors each December during the term of the agreement.  Under the agreements, the executives are eligible to participate in all Bank plans relating to retirement, thrift, profit-sharing, savings, group or other life insurance, hospitalization, medical and dental coverage, travel and accident insurance, education, cash bonuses, and other retirement or employee benefits or combinations thereof in which the Bank’s executive officers are eligible to participate.  Messrs. Kiley and Jacobson’s agreements provide for temporary housing, relocation expenses and an automobile allowance.  The employment agreements provide that compensation may be paid in connection with the termination of the executive’s employment under a variety of scenarios, as described below under “Potential Payments Upon Termination.”
401(k) Plan.  First Financial maintains the First Financial Northwest Savings Plan (the “401(k) plan”) for the benefit of eligible employees, including the named executive officers, of First Financial and its subsidiaries.  The 401(k) plan is intended to be a tax-qualified retirement plan under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended.  Employees of First Financial and its subsidiaries are eligible to participate in the 401(k) plan on the first of the month, following 60 days from hire.  Generally, participants direct the investment of the plan assets.  First Financial matches the first six percent of a participant’s pre-tax salary reduction contribution at the rate of 50 percent.  To be eligible for a matching contribution, the participant must be actively employed during the pay period for which the match is allocated.  Participants are, at all times, 100 percent vested in their salary reduction contributions; however, their related matching contributions are subject to a five-year vesting period with 20 percent vesting each year.  For the fiscal year ended December 31, 2020, First Financial incurred a matching contribution-related expense of approximately $266,000 in connection with the 401(k) plan.

Split-Dollar Life Insurance Benefits. First Financial Northwest Bank maintains bank-owned life insurance contracts on its named executive officers that include endorsement method split-dollar life insurance benefits.  Mr. Kiley and Mr. Jacobson each have insurance coverage with a death benefit payable in an amount equal to the lesser of 100 percent of the net amount-at-risk (defined as the total proceeds of the executive’s policy less the cash value of the executive’s policy), or $1,000,000.  This death benefit is payable if Messrs. Kiley or Jacobson die while employed by First Financial Northwest Bank, or after having separated from service other than for cause. In 2021, the net amount-at-risk was approximately $1.4 million and $1.6 million for Messrs. Kiley and Jacobson, respectively. While employed, each of the other named executive officers have insurance coverage with a death benefit payable in an amount equal to the lesser of 100 percent of the executive’s policy net amount-at-risk (as defined above), or $500,000.  The Bank pays all premiums and is entitled to the cash value of the policy and the remainder of the executive’s death benefit.  The insurance policies also permit the named executive officers to access portions of the eligible policy death benefits if an executive is diagnosed with a chronic or terminal illness (“accelerated benefits”), generally up to $500,000.  Each executive has the same access to accelerated benefits post separation of service if he or she has five years of service or if he or she is involuntarily terminated or terminates his or her employment for good reason after a change in control.  The economic value (the imputed income amount of this insurance for tax purposes) for the year 2020 to each named executive officer is included in the “All other compensation” column of the Summary Compensation Table.

 Additional Benefits and Perquisites.  At First Financial, an important part of our total compensation plan is the employee benefits program.  We offer a comprehensive and flexible benefits plan on a non-discriminatory basis to support the basic health, welfare and retirement needs of all of our employees, including our named executive officers.  The elements of the benefits plan include group policies for medical/dental/vision plans, paid time off (“PTO”) for vacation and illness, disability, life insurance, FSA/HSA pre-tax savings accounts, tuition reimbursement, bereavement leave and training.

Effective July 1, 2019, the Compensation and Awards Committee approved an Open PTO Plan for senior executive officers, including the named executive officers, through which First Financial’s senior executive officers are afforded the flexibility to take time off for vacation, illness and personal pursuits, as necessary, with minimal limits.  Under the Open PTO Plan, senior executive officers do not accrue PTO under the Bank’s regular PTO policy, and all existing, accrued PTO at June 30, 2019, was either cashed out at the executive’s election at a rate of 50 percent of accrued hours or will be used as Open PTO until the accrued balance is exhausted.  Open PTO is not paid out at termination of employment or rolled over from one year to the next.  Senior executive officers remain accountable for performing their job duties, achieving performance objectives, delivering results, participating in company activities and effectively communicating about the time off they are taking in advance whenever possible.

The named executive officers, along with all eligible employees, participate in our ESOP.  Each eligible participant is allocated the same proportion that the participant’s compensation for the plan year bears to the total compensation of eligible participants for that year, subject to certain limitations regarding how much compensation is taken into account and how much can be allocated to a participant for a year.

Considerations Related to the COVID-19 Pandemic in 2020

The Compensation and Awards Committee initially reviewed and approved the corporate performance measures and performance criteria related to First Financial’s executive compensation programs in February 2020, prior to the acceleration of the COVID-19 pandemic in the United States and its disruption to both the United States and local economies and the resulting significant negative effects on First Financial’s performance.  The Compensation and Awards Committee met on May 27, 2020, to consider proposed revisions to the 2020 annual performance targets and potential awards for all First Financial employees, including named executive officers.  The Compensation and Awards Committee recommended the adoption of revised performance measures and criteria, retaining discretion to modify the stretch level for one metric until more data was available.  The revised performance targets were approved by the Board of Directors on June 10, 2020, and are reflected in the following tables.

Grants of Plan-Based Awards

The following table shows information regarding grants of plan-based awards made to our named executive officers for 2020.

	Estimated possible payouts under non-equity incentive plan awards (1)			Estimated possible payouts under equity incentive plan awards (2)
Name	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Joseph W. Kiley III	47,835	47,835	71,753	--	14,718	22,078
Richard P. Jacobson	28,800	57,600	86,400	--	6,564	9,846
Ronnie J. Clariza	16,600	33,200	49,800	--	3,724	5,587
Dalen D. Harrison	20,000	40,000	60,000	--	4,487	6,731
Simon Soh	20,600	41,200	61,800	--	4,622	6,933
___________
(1)	Represents the potential range of awards payable under our Annual Incentive Plan.
(2)
Represents the potential range of awards payable under our 2017 Officers’ Equity Incentive Plan calculated using the closing stock price on June 10, 2020, the date the revised 2020 awards were approved under the plan. Actual share awards will vary based on the closing stock price on the date the awards are granted.

Annual Incentive Compensation.  The Annual Incentive Plan is intended to provide executive officers and staff with an opportunity to earn annual cash incentives based on corporate and individual performance as measured by predetermined goals.  The Compensation and Awards Committee adopted criteria and rules for awarding and paying annual incentive payments to the named executive officers for 2020.  The Annual Incentive Plan’s plan year corresponds to our fiscal year of January 1 to December 31.  Each participant is assigned a target award opportunity, which is expressed as a percentage of base salary.  Awards are determined based on a weighted combination of corporate and individual performance goals, which, with the exception of incentives for the Chief Executive Officer, are established and proposed by the Chief Executive Officer, subject to the approval of the Compensation and Awards Committee.  The weighted combination of corporate and individual performance goals for the Chief Executive Officer is determined by the Compensation and Awards Committee.

The annual incentive opportunities for the named executive officers, expressed as a percentage of base salary actually earned during 2020, were as follows:

Executive	Below threshold	Threshold	Target	Maximum

Joseph W. Kiley III	0%	10%	10%	15%
Richard P. Jacobson	0%	9%	18%	27%
Ronnie J. Clariza	0%	8%	16%	24%
Dalen D. Harrison	0%	8%	16%	24%
Simon Soh	0%	8%	16%	24%

For 2020, the Compensation and Awards Committee established the following weighting among corporate and individual goals and Community Reinvestment Act (“CRA”) hours:

Executive	Corporate	Individual	CRA hours

Joseph W. Kiley III	98%	--	2%
Richard P. Jacobson	80%	18%	2%
Ronnie J. Clariza	80%	18%	2%
Dalen D. Harrison	80%	18%	2%
Simon Soh	80%	18%	2%

Time spent on Community Reinvestment Act activities qualify for services under the Act if the activities have a primary purpose of community development, relate to the provision of financial services and benefit First Financial Northwest Bank’s assessment area.  Community development is defined as activities that promote affordable housing, services, economic development or revitalization or stabilization to low-to-moderate income individuals or areas.  Examples of financial services would be teaching financial literacy or a homebuyer class, providing credit counseling or an employee providing technical expertise such as human resource, marketing or information technology support to the board of a low-to-moderate income organization.  For 2020, the threshold, or minimum acceptable performance level, was participation in two hours of qualified activities; the target, participation in four hours of qualified activities; and the maximum, participation in at least six hours of qualified activities. Due to the limited CRA qualified volunteer opportunities during the year with the COVID-19 pandemic and associated lockdowns, all employees, including named executive officers, were credited at the target level, even if no hours were completed.  Those employees who completed at least two hours of qualified activities were credited at the stretch level.  Any qualified hours completed in excess of two hours will be credited towards the 2021 incentive.  For 2021, the CRA hours incentive will be expanded to include any volunteer hours with a community-based organization, whether or not the activity qualifies under the Community Reinvestment Act.

For the 2020 fiscal year, the Compensation and Awards Committee approved the following corporate performance measures for the named executive officers:

	Performance criteria			Weighting (% of corporate goals)
Performance measure	Threshold	Target	Stretch

Return on assets (1)	55.8% of WA State Median	62.0% of WA State Median	74.4% of WA State Median	20
Average balance deposit growth (2)	$36 million	$40 million	$48 million	15
Operating expenses/average assets (3)	<90% of State Median	State Median Q3 2020%	<75% of State Median%	20
Nonperforming assets/assets	<3%	<2%	<1%	10
Past due and nonaccrual loans/loans (4)	<110% of State Median	State Median Q3 2020	<80% of State Median	15
Net noncore funding dependence ratio	<26%	<23%	<21%	10
Regulatory factors		(5)		10
___________
(1) Washington State Median was 0.96% for the third quarter of 2020.
(2) Excludes certificates of deposit.
(3) Washington State Median was 2.57% for the third quarter of 2020.
(4) Washington State Median was 0.39% for the third quarter of 2020.
(5) Confidential under federal banking laws.

 Individual performance goals are established at the beginning of each plan year. An executive’s individual goals may relate to projects and initiatives specific to the executive’s business or function that are not covered in, but are aligned with, the corporate performance measurements, and generally contemplate specific results such as a positive impact on customer satisfaction, a substantial improvement to an existing process, a measurable increase in revenue growth, or a measurable reduction in expenses. The Chief Executive Officer reviews and approves individual goals for the other named executive officers.

In February 2021, the Compensation and Awards Committee offered the named executive officers the option to receive their Annual Incentive Plan award in cash, in the form of fully vested restricted stock equal in value to the cash award, or in any combination of cash and restricted stock equal in value to the cash award. The Chief Executive Officer elected to receive approximately 25% of his 2020 award in the form of fully vested restricted stock and the balance in cash. The fully vested restricted stock award is not subject to any clawback or holding period provisions.

Long-term Incentive Compensation.  A key component of management stability and institutional growth is the ability of a company to provide long-term incentives for its personnel.  At the 2016 annual meeting of shareholders, shareholders approved the 2016 Equity Incentive Plan.  Under the plan, directors, officers and employees may receive awards of stock options, restricted stock and restricted stock units.  We believe that stock ownership by our officers is a significant factor in aligning the interests of the officers with those of shareholders.  The ability to offer equity-based compensation provides a means for attracting and retaining directors and employees, and also provides an incentive to directors and officers to improve the long-term performance and profitability of First Financial.  The 2016 Equity Incentive Plan is administered by the Compensation and Awards Committee, which makes all awards under the plan.

On June 10, 2020, the Compensation and Awards Committee granted long-term incentive opportunities to each of the named executive officers for 2020 under the 2017 Officers’ Equity Incentive Plan, established pursuant to the 2016 Equity Incentive Plan.  The long-term incentive opportunities, expressed as a percentage of base salary actually earned during 2020, were as follows:

Executive	Target	Maximum

Joseph W. Kiley III	30.00%	45.00%
Richard P. Jacobson	20.00%	30.00%
Ronnie J. Clariza	17.50%	26.25%
Dalen D. Harrison	17.50%	26.25%
Simon Soh	17.50%	26.25%

Awards of long-term incentive opportunities under the 2017 Officers’ Equity Incentive Plan are payable in restricted stock and are contingent on attaining pre-established performance goals.  The Compensation and Awards Committee reviewed and approved goals in consultation with management.  The Committee established target and maximum performance levels and associated payouts.  For the awards made for 2020, the Committee approved the following corporate performance measures and weightings:

	Performance criteria		Weighting (% of payout)
Performance measure	Target	Maximum

Diluted earnings per share	$0.66	$0.76	50
Average balance deposit growth (1)	$40 million	$48 million	30
Past due and nonaccrual loans/total loans (2)	State Median Q3 2020	<80% of State Median	20
___________
(1) Excludes certificates of deposit.
(2) Washington State Median was 0.39% for the third quarter of 2020.

The actual equity incentive award payouts are calculated using a proportional approach, where award payouts are calculated as a proportion of target and maximum award opportunities.  The actual number of shares granted are determined by the award level achieved and First Financial Northwest’s stock price on the grant date.

Stock awards are granted within 90 days from the end of the plan year after annual performance results are received and reviewed by the Compensation and Awards Committee and the independent registered public accounting firm has concluded its audit.  Awards are granted to each participant only if the participant received a satisfactory performance review.

Outstanding Equity Awards

The following information with respect to outstanding stock and option awards as of December 31, 2020, is presented for the named executive officers.

	Option Awards (1)					Stock Awards (2)
Name	Grant date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)

Joseph W. Kiley III	09/19/12	35,000	--	8.01	09/19/22	--	--
	09/18/13	50,000	--	10.69	09/18/23	--	--
	08/14/14	50,000	--	10.89	08/14/24	--	--
	03/04/20	--	--	--	--	7,166	81,692

Richard P. Jacobson	07/17/13	45,000	--	10.88	07/17/23	--	--
	11/18/15	40,000	--	13.04	11/18/25	--	--
	03/04/20	--	--	--	--	3,189	36,355

Ronnie J. Clariza	03/04/20	--	--	--	--	1,800	20,520

Dalen D. Harrison	07/30/14	18,000	--	10.77	07/30/24	--	--
	03/04/20	--	--	--	--	1,823	20,782

Simon Soh	10/17/12	50,000	--	8.14	10/17/22	--	--
	09/08/14	25,000	--	10.58	09/08/24	--	--
	03/04/20	--	--	--	--	2,250	25,650
__________
(1)	Awards vest pro rata over a five-year period from the grant date, with the first 20 percent vesting one year after the grant date.
(2)	Awards vest on the one-year anniversary of the grant date, subject to clawback provisions.

Option Exercises and Stock Vested

The following table shows the value realized upon the vesting of stock awards for the named executive officers for the year ended December 31, 2020.  None of the named executive officers exercised options during the year.

	Stock awards
Name	Number of shares acquired on vesting (#)	Value realized on vesting ($)

Joseph W. Kiley III	7,365	100,238
Richard P. Jacobson	3,267	44,464
Ronnie J. Clariza	1,858	25,287
Dalen D. Harrison	1,874	25,505
Simon Soh	2,334	31,766

Pension Benefits

The following table provides information as of December 31, 2020, regarding participation in plans that provide specified retirement payments and benefits to the named executive officers.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)

Joseph W. Kiley III	SERP	--	467,069	--
Richard P. Jacobson	SERP	--	80,078	--
Ronnie J. Clariza	Pension Plan	8.67	167,000	--
Dalen D. Harrison	--	--	--	--
Simon Soh	Pension Plan	1.58	37,000	--
___________
(1)
The participation agreements under the SERP allow for a lifetime monthly benefit after attaining normal retirement age as described below. Because the Pension Plan was frozen on March 31, 2013, the years credited do not increase.

(2)
SERP accumulated benefits reflect the accrued liability balance under the Plan for each participant, and for Mr. Kiley also includes the present value of 180 future monthly payments at the eligibility date using a 1.46 percent discount rate. Pension Plan accumulated benefits are based on the present value of accumulated future payments over an anticipated post retirement life of 20 years using a 2.52 percent discount rate.

First Financial Northwest Bank maintains a SERP for the benefit of certain executives.  The plan is intended to provide supplemental benefits upon normal retirement or death prior to retirement.  First Financial Northwest Bank entered into a participation agreement under the plan with Mr. Kiley effective July 1, 2013, which was amended on July 10, 2017 and January 10, 2020.  The participation agreement provides for an annual pension of $28,000.  Mr. Kiley’s benefit will commence following his separation from service, subject to a potential six-month delay to comply with federal tax laws affecting nonqualified deferred compensation plans, and will be paid in monthly installments over 15 years to Mr. Kiley or to his designated beneficiary if he dies before 180 monthly benefit payments have been made.  If Mr. Kiley remains employed with the Bank until age 69, the monthly benefit payment will be extended from 180 months to until the end of his life, assuming he lives beyond the end of the 180-month period.  Mr. Kiley is vested in his retirement benefit under the agreement.

In January 2020, First Financial Northwest Bank entered into participation agreements under the SERP with Messrs. Kiley and Jacobson.  The participation agreements each provide that if the executive separates from service after attaining normal retirement age (age 69 for Mr. Kiley and age 65 for Mr. Jacobson) for any reason other than death, he will receive a lifetime monthly benefit equal to what is provided under a specifically identified annuity contract that has been purchased to informally fund the executive’s SERP (the “normal retirement benefit”). The normal retirement benefit will commence on the first day of the second month following the executive’s separation from service.  There is also an early termination benefit, which is described following the Potential Payments Upon Termination Table below.

First Financial Northwest Bank is a participating employer in a multi-employer defined benefit plan (the “pension plan”), which provides a benefit upon retirement to eligible employees.  The Board froze all accumulated pension plan benefits as of March 31, 2013.  Messrs. Clariza and Soh are the only named executive officers who participate in the pension plan and both are 100% vested.  Several forms of benefit payments are available under the pension plan. The pension plan offers a life annuity option, a 100 percent joint and survivor option with a ten-year certain feature, a 50 percent joint and survivor benefit option and a customized option.  The benefit option must be elected by the participant before benefit payments begin.  Benefits are based upon two percent for those hired prior to January 1, 2010, and one percent for those hired on or after January 1, 2010, times the number of years of service with First Financial and its subsidiaries times the average of the participant’s eligible salary during the five years he or she was most highly compensated.  Salary is defined as base rate of pay and does not include overtime, bonuses and other compensation.  A participant’s full benefit under the pension plan is payable at age 65 with at least five years of benefit service, which is considered normal retirement.  Early retirement benefit payments are available under the pension plan to participants upon attainment of age 45 and completion of five years of benefit service.  Annual benefits are reduced three percent for each year of payment before normal retirement based on the benefit formula described above.  As of December 31, 2020, Mr. Soh was the only named executive officer eligible for early retirement benefits.

Potential Payments Upon Termination

We have entered into agreements with the named executive officers that provide for potential payments upon disability, termination and death.  These agreements are discussed in further detail following the table below.  In addition, the pension plan and executive supplemental retirement agreement discussed above provide for payments upon early retirement or normal retirement.  The following table shows, as of December 31, 2020, the value of potential payments and benefits following a termination of employment under a variety of scenarios.

Name	Involuntary Termination ($)	Involuntary Termination Following Change in Control ($)	Annual Early Retirement Benefit ($)	Annual Normal Retirement Benefit ($)	Disability ($)	Death ($)

Joseph W. Kiley III
Employment Agreement	497,495	1,934,461(1)	--	--	239,175	41,458
2013 SERP Agreement	420,000	420,000	--	28,000	--	200,000
2020 SERP Agreement	12,325 (2)	72,000 (2)	12,325	72,000 (2)	--	97,182
Equity Incentive Plan	--	81,692	--	--	81,692	81,692

Richard P. Jacobson
Employment Agreement	336,004	1,299,755(1)	--	--	160,000	28,000
SERP Agreement	17,000 (3)	100,000 (3)	17,000	100,000 (3)	--	660,646
Equity Incentive Plan	--	36,355	--	--	36,355	36,355

Ronnie J. Clariza
Severance Agreement	--	415,000	--	--	--	--
Pension Plan	--	--	(4)	15,525	--	58,308
Equity Incentive Plan	--	20,520	--	--	20,520	20,520

Dalen D. Harrison
Severance Agreement	--	500,000	--	--	--	--
Equity Incentive Plan	--	20,782	--	--	20,782	20,782

Simon Soh
Severance Agreement	--	515,000	--	--	--	--
Pension Plan	--	--	1,777 (5)	2,385	--	21,324
Equity Incentive Plan	--	25,650	--	--	25,650	25,650
___________
(1)	Payments will be reduced to the extent necessary to ensure that no amounts payable to the executive will be considered excess parachute payments, as described in further detail below.
(2)	Under the terms of the SERP, the annual lifetime benefit payments begin at normal retirement age of 69.
(3)	Under the terms of the SERP, the annual lifetime benefit payments begin at normal retirement age of 65.
(4)	Not yet eligible for early retirement benefit.
(5)
Under the terms of the Pension Plan, the executive may elect an early retirement benefit upon retirement prior to age 65, or may elect to have the full retirement benefit paid when the executive attains age 65.

Employment Agreements.  The employment agreements with Joseph W. Kiley III and Richard P. Jacobson provide for payments in the event of disability, death or termination.  If either executive becomes entitled to benefits under the terms of our then-current disability plan, if any, or becomes otherwise unable to fulfill his duties under the employment agreement, he shall be entitled to receive such group and other disability benefits as are then provided for executive employees.  In the event of either executive’s disability, his employment agreement will not be suspended, except that the obligation to pay his salary shall be reduced in accordance with the amount of any disability income benefits he receives such that, on an after-tax basis, he realizes from the sum of disability income benefits and his salary the same amount as he would realize on an after-tax basis from his salary if he had not become disabled.  Upon a resolution adopted by a majority of the disinterested members of the Board of Directors or an authorized committee, we may discontinue payment of the executive’s salary beginning six months after a determination that he has become entitled to benefits under the disability plan or is otherwise unable to fulfill his duties under the employment agreement.

In the event of Mr. Kiley’s or Mr. Jacobson’s death while employed under an employment agreement and prior to any termination of employment, we will pay to the estate, or such person as may have previously been designated, the salary that was not previously paid and that would have been earned if employment had continued under the agreement through the last day of the month in which the death occurred, together with the benefits provided under the employment agreement through that date.

The employment agreements also provide for benefits in the event of either Mr. Kiley’s or Mr. Jacobson’s involuntary termination.  If  employment is terminated for any reason other than cause, or change in control, or voluntary termination of employment because of a material diminution of or interference with duties, responsibilities or benefits, including any of the following actions unless consented to: (1) a requirement to be based at any place other than Renton, Washington, or within a radius of 35 miles from the location of First Financial’s administrative offices; (2) a material demotion; (3) a material reduction in the number or seniority of direct report personnel; (4) a 20 percent or more reduction in base salary; (5) a material permanent increase in the required hours of work or workload; or (6) the failure of the First Financial Northwest Bank Board of Directors to appoint Mr. Kiley as President and Chief Executive Officer of the Bank, or Mr. Jacobson as Executive Vice President and Chief Financial Officer/Chief Operating Officer, we must pay certain benefits.  The executive would receive salary at the rate in effect immediately prior to the date of termination over the one-year period beginning on the date of termination.  We would also be required to provide, during the one-year period beginning on date of termination, substantially the same group life insurance, hospitalization, medical, dental, prescription drug and other health benefits, and long-term disability insurance (if any) for the benefit of the executive and dependents and beneficiaries who would have been eligible for such benefits if the involuntary termination had not occurred.

If Mr. Kiley’s or Mr. Jacobson’s employment is terminated during the year following the effective date of a change in control of First Financial or First Financial Northwest Bank, or voluntary termination of employment following a change in control for any of the reasons listed in the previous paragraph, we must pay the executive a lump sum equal to 299 percent of his base amount (as defined in Section 280G of the Internal Revenue Code) and must provide, during the one-year period beginning on the date of termination, substantially the same group life insurance, hospitalization, medical, dental, prescription drug and other health benefits, and long-term disability insurance (if any) for the benefit of the executive and dependents and beneficiaries who would have been eligible for such benefits if the involuntary termination had not occurred.

Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times the individual’s base amount are deemed to be “excess parachute payments” if they are conditioned upon a change in control.  Individuals are subject to a 20 percent excise tax on the amount of such excess parachute payments.  If excess parachute payments are made, First Financial and First Financial Northwest Bank would not be entitled to deduct the amount of such excess payments.  Messrs. Kiley and Jacobson’s employment agreements provide that severance and other payments that are subject to a change in control will be reduced to the extent necessary to ensure that no amounts payable to the executive will be considered excess parachute payments.

Supplemental Retirement Agreements.  First Financial Northwest Bank entered into a participation agreement under the plan with Mr. Kiley effective July 1, 2013, which was amended on July 10, 2017 and January 10, 2020.  The participation agreement provides for an annual pension of $28,000.  Mr. Kiley’s benefit will commence following his separation from service and will be paid in monthly installments over 15 years to Mr. Kiley or to his designated beneficiary if he dies before 180 monthly benefit payments have been made.  If Mr. Kiley remains employed with the Bank until age 69, the monthly benefit payment will be extended from 180 months until the end of his life, assuming he lives beyond the end of the 180-month period.  If Mr. Kiley dies prior to the commencement of benefits under this SERP, then his beneficiary will receive a $200,000 lump sum death benefit.

In January 2020, First Financial Northwest Bank also entered SERP agreements with Messrs. Kiley and Jacobson.  The SERP agreements each provide that if the executive separates from service after attaining normal retirement age (age 69 for Mr. Kiley and age 65 for Mr. Jacobson) for any reason other than death, he will receive a lifetime monthly benefit equal to what is provided under a specifically identified annuity contract that has been purchased to informally fund the executive’s SERP (the “normal retirement benefit”). The normal retirement benefit will commence on the first day of the second month following the executive’s separation from service.

If the executive separates from service prior to attaining normal retirement age (age 69 for Mr. Kiley and age 65 for Mr. Jacobson) for any reason other than death or a change in control, he will receive an early termination benefit equal to the normal retirement benefit determined as if he remained employed until normal retirement age, multiplied by a vesting percentage.  For Mr. Kiley, the vesting percentage is determined by dividing his account balance (the amount accrued to pay his SERP benefit) as of his separation from service date by his projected account balance on his normal retirement age.  For Mr. Jacobson, the vesting percentage, determined on a monthly basis, is as follows: 17% for each of the first full five plan years in which he is employed by First Financial Northwest Bank (i.e., 85% after five years of service), 91% after six full years of service, 96% after seven full years of service and 100% after eight full years of service.  The early termination benefit will commence on the first day of the second month following when the executive attains his normal retirement age.
If the executive is actively employed at the time of a change in control and experiences an involuntary termination (as defined in his employment agreement with First Financial Northwest Bank, which includes a voluntary termination for good reason) within 24 months following the change in control, then the executive will receive a fully vested normal retirement benefit, payable at the same time and the same manner as the normal retirement benefit described above.  If the acquirer in the change in control transaction does not assume the executive’s SERP, then the change in control benefit will be paid regardless of whether the executive is involuntarily terminated.  No SERP benefit will be paid if the executive’s termination of employment is for “cause” as defined in the SERP.
If the executive dies while actively employed, or after his separation from service but prior to attaining his normal retirement age, his designated beneficiary will receive a lump sum death benefit equal to his SERP account balance..  If the executive dies after SERP payments have commenced, but before 180 monthly payments have been received, then his designated beneficiary will receive the present value of the remaining payments (that is, 180 payments less the number of payments actually received).

SERP payments may be reduced to the extent necessary to avoid the excise tax under Code Section 4999 or to comply with regulatory requirements.

Pension Plan.  Messrs. Clariza and Soh participate in the First Financial Northwest Bank pension plan, which provides a benefit upon retirement to eligible employees.  Several forms of benefit payments are available under the pension plan. The pension plan offers a life annuity option, a 100 percent joint and survivor option with a ten-year certain feature, a 50 percent joint and survivor benefit option and a customized option.  Mr. Clariza’s benefit is two percent because he was hired prior to January 1, 2010, and Mr. Soh’s benefit is one percent because he was hired after January 1, 2010, times the number of years of service with First Financial times the average of his eligible salary during the five years he was most highly compensated.  Messrs. Clariza and Soh’s full benefit is payable at age 65, which is considered normal retirement.  Early retirement benefit payments are available under the pension plan to participants upon attainment of age 45 and completion of five years of benefit service.  Annual benefits are reduced three percent for each year of payment before normal retirement based on the benefit formula described above.  As of December 31, 2020, Mr. Soh was eligible for early retirement benefits.

Change in Control Severance Agreement.  First Financial Northwest Bank entered into amended and restated change in control severance agreements with Messrs. Clariza and Soh, and Ms. Harrison on December 16, 2020.  The agreements each have an initial three-year term and are renewable for an additional one-year period on December 31 and each anniversary thereafter, provided that within the 90-day period prior to the anniversary date the Board of Directors of the Bank does not inform the executive in writing that the agreement will not be extended.  If within 12 months following a change in control of First Financial or First Financial Northwest, the executive’s employment is terminated without cause, or the executive terminates their own employment on account of being assigned duties inconsistent with their initial position, duties and responsibilities, or upon the occurrence of certain events described in the agreements, the executive would be entitled to payment and benefits.  The agreement requires that First Financial Northwest Bank: (1) pay the executive’s salary through the day of termination, including the pro rata portion of any incentive award; (2) pay for the remaining term of the agreement their life, health and disability coverage; and (3) pay in a lump sum an amount equal to 200 percent of their annual base salary.  Any payments under the agreements are subject to reduction pursuant to Section 280G of the Internal Revenue Code to avoid excess parachute payments.

Equity Incentive Plan.  The 2008 Equity Incentive Plan and 2016 Equity Incentive Plan provide for accelerated vesting of awards in the event of a recipient’s death or disability, or a change in control.  The plans both provide that unvested awards will become exercisable or vest upon the date of the recipient’s death or disability.  With respect to a change in control, the 2008 Equity Incentive Plan provides that unvested awards will become exercisable or vest upon the earliest date of the change in control, while the 2016 Equity Incentive Plan provides that unvested awards will become exercisable or vest only if the participant experiences an involuntary termination other than for cause within 365 days following the change in control event (known as a double trigger) or the acquiring company does not either assume the outstanding award or replace the outstanding award with an equivalently-valued award.

Compensation Policies and Risk

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on First Financial.  In addition, the Compensation and Awards Committee believes that the mix and design elements of the executive compensation package do not encourage management to assume excessive risks.  As described above, compensation decisions are subjective, based on peer group compensation data, institutional profitability, management development, market measurements and overall corporate performance.  The primary objective of the Compensation and Awards Committee is for management to be fairly compensated.  We have accomplished this by maintaining base salaries in the upper tier range of published peer groups, by providing excellent employee medical and other related benefits, by granting personal days off and by offering participation in our ESOP.

Incentive compensation for Mr. Kiley and the named executive officers is determined by the Compensation and Awards Committee after its analysis of a number of financial measures, including but not necessarily limited to profitability, efficiency, growth, asset quality trends, peer group performance, satisfactory regulatory standing and current market conditions. First Financial’s incentive compensation program provides specific goals and corresponding payout potential to production-oriented lending and deposit staff members.  For non-production staff, incentive pay is based on progress towards goals set by their manager for each individual, for completion of Community Reinvestment Act related service hours, and the Company’s achievement on selected corporate performance measures.  This approach is intended to ensure that every employee focuses on the performance of First Financial.

Compensation and Awards Committee Interlocks and Insider Participation

The members of the Compensation and Awards Committee are Directors Stevens, Molvar and Riccobono.  None of the members of the Compensation and Awards Committee of the First Financial Board of Directors has served as an officer or employee of First Financial or any of its subsidiaries or had any relationships otherwise requiring disclosure.

PROPOSAL 2 – ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), we are required to periodically include in our annual meeting proxy statement and present at the meeting a non-binding shareholder resolution to approve the compensation of our named executive officers.  This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse the compensation of First Financial’s executives as disclosed in this Proxy Statement.  The Board of Directors is presenting an advisory vote to approve executive compensation annually, although it may change the frequency in the future.  The proposal will be presented at this year’s annual meeting in the form of the following resolution:

RESOLVED, that the shareholders approve the compensation of First Financial Northwest, Inc.’s named executive officers, as disclosed in the Executive Compensation section of First Financial’s Proxy Statement for the 2021 annual meeting of shareholders.

This vote will not be binding on our Board of Directors or Compensation and Awards Committee and may not be construed as overruling a decision by the Board or create or imply any additional fiduciary duty on the Board.  It will also not affect any compensation paid or awarded to any executive.  The Committee and the Board may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

The purpose of our compensation policies and procedures is to attract, retain and motivate key executives of proven ability who are critical to our future success.  Our philosophy is to focus on total direct compensation opportunities through a mix of base salary, annual short-term cash incentive compensation and longer-term equity incentives to ensure successful ongoing performance of First Financial Northwest Bank.  The Compensation and Awards Committee will continue to review all elements of the executive compensation program and take any steps it deems necessary to continue to fulfill its objectives.

The Board of Directors recommends that you vote FOR approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

AUDIT/COMPLIANCE/RISK COMMITTEE REPORT

The Audit/Compliance/Risk Committee of the First Financial Board of Directors reports as follows with respect to First Financial’s audited financial statements for the fiscal year ended December 31, 2020:

•	the Audit/Compliance/Risk Committee has completed its review and discussion of the 2020 audited financial statements with management;

•
the Audit/Compliance/Risk Committee has discussed with the independent registered public accounting firm, Moss Adams LLP, the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board;

•
the Audit/Compliance/Risk Committee has received written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit/Compliance/Risk Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence; and

•
the Audit/Compliance/Risk Committee has, based on its review and discussions with management of the 2020 audited financial statements and discussions with the independent registered public accounting firm, recommended to the Board of Directors that First Financial’s audited financial statements for the year ended December 31, 2020, be included in its Annual Report on Form 10-K.

The foregoing report is provided by the following directors, who constitute the Audit/Compliance/Risk Committee:

Audit/Compliance/Risk Committee:

Joann E. Lee (Chair)
Richard M. Riccobono
Ralph C. Sabin

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such acts.

PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit/Compliance/Risk Committee of the Board of Directors has appointed Moss Adams LLP as First Financial’s independent registered public accounting firm for the year ending December 31, 2021, and that appointment is being submitted to shareholders for ratification.  Moss Adams LLP served as our independent registered public accounting firm for the year ended December 31, 2020, and a representative of the firm is expected to attend the annual meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she so desires.

The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm.

The following table sets forth the aggregate fees billed to First Financial and First Financial Northwest Bank for professional services rendered by Moss Adams LLP for the fiscal years ended December 31, 2020 and 2019.

	Year Ended December 31,
	2020	2019

Audit Fees	$299,700	$357,000
Audit-Related Fees (1)	--	13,500
Tax Fees (2)	27,500	27,500
All Other Fees (3)	30,900	15,000
________
(1)	In 2019, included separate fees associated with the FDICIA audit; these fees are included in the audit fees for 2020.
(2)	For both years, includes the preparation and filing of the federal tax return.
(3)	Includes fees associated with 401(k) plan and ESOP audits initiated in 2020.

The Audit/Compliance/Risk Committee pre-approves all audit and permissible non-audit services to be provided by the independent registered public accounting firm and the estimated fees for these services.  In considering non-audit services, the Audit/Compliance/Risk Committee will consider various factors, including but not limited to, whether it would be beneficial to have the service provided by the independent registered public accounting firm and whether the service could compromise the independence of the independent registered public accounting firm.  All of the services provided by Moss Adams LLP in the year ended December 31, 2020 were approved by the Audit/Compliance/Risk Committee.

MISCELLANEOUS

The Board of Directors is not aware of any business to come before the annual meeting other than those matters described in this Proxy Statement.  However, if any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

We will pay the cost of soliciting proxies.  In addition to this mailing, our directors, officers and employees may also solicit proxies personally, electronically or by telephone without additional compensation.  We will also reimburse brokers and other nominees for their expenses in sending these materials to you and obtaining your voting instructions.

Our Annual Report to Shareholders, including the Annual Report on Form 10-K, has been mailed to all shareholders of record as of the close of business on the record date.  Any shareholder who has not received a copy of the Annual Report may obtain a copy by writing to Investor Relations, First Financial Northwest, Inc., 201 Wells

Avenue South, P.O. Box 360, Renton, Washington 98057.  The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated herein by reference.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at next year’s annual meeting of shareholders must be received at the executive office at 201 Wells Avenue South, P.O. Box 360, Renton, Washington 98057, no later than December 24, 2021, in order to be eligible for inclusion in our printed proxy materials.  Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act, and as with any shareholder proposal (regardless of whether included in our proxy materials), our Articles of Incorporation and Bylaws.

Our Articles of Incorporation provide that in order for a shareholder to make nominations for the election of directors or proposals for business to be brought before a meeting, a shareholder must deliver notice of such nominations and/or proposals to the Secretary not less than 30 nor more than 60 days prior to the date of the meeting; provided that if less than 31 days’ notice of the meeting is given to shareholders, such written notice must be delivered not later than the close of business on the tenth day following the day on which notice of the meeting was mailed to shareholders.  We anticipate that, in order to be timely, shareholder nominations or proposals intended to be made at the annual meeting must be made by May 10, 2021.  As specified in the Articles of Incorporation, the notice with respect to nominations for election of directors must set forth certain information regarding each nominee for election as a director, including the person’s name, age, business address and number of shares of common stock held, a written consent to being named in the Proxy Statement as a nominee and to serving as a director, if elected, and certain other information regarding the shareholder giving such notice.  The notice with respect to business proposals to be brought before the annual meeting must state the shareholder’s name, address and number of shares of common stock held, a brief discussion of the business to be brought before the annual meeting, the reasons for conducting such business at the meeting, and any interest of the shareholder in the proposal.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ JOANN E. LEE
JOANN E. LEE
SECRETARY

Renton, Washington
April 23, 2021

FIRST FINANCIAL NORTHWEST, INC. 201 WELLS AVE. SOUTH P.O. BOX 360 RENTON, WA 98057
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information.  Vote by 11:59 p.m. Eastern Time on June 8, 2021. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by First Financial in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions.  Vote by 11:59 p.m. Eastern Time on June 8, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS  PROXY  CARD  IS  VALID  ONLY  WHEN  SIGNED  AND  DATED.

FIRST FINANCIAL NORTHWEST, INC.		For Withhold For All All All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote "FOR" ALL the nominees listed:			_______________________________

1.	The election as director of the nominees listed below.	[ ] [ ] [ ]

Nominees
01) Diane C. Davis
02) Richard P. Jacobson
03) Ralph C. Sabin

The Board of Directors recommends a vote "FOR" proposals 2 and 3.
For Against Abstain
2.	Advisory (non-binding) approval of the compensation of our named executive officers.		[ ] [ ] [ ]

3.	Ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for the year ending December 31, 2021.		[ ] [ ] [ ]

NOTE: In their discretion, upon such other matters as may properly come before the meeting.

Please sign exactly as your name(s) appear(s) on this proxy card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

THE PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Should the undersigned be present and elect to vote at the annual meeting or any adjournment thereof, and after notification to the Secretary of First Financial at the meeting of the shareholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be determined terminated and of no further force and effect.

The undersigned acknowledges receipt from First Financial prior to the execution of this proxy of the Notice of Annual Meeting of Shareholders, a Proxy Statement for the Annual Meeting of Shareholders, and the 2020 Annual Report to Shareholders.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

REVOCABLE PROXY
FIRST FINANCIAL NORTHWEST, INC.
ANNUAL MEETING OF SHAREHOLDERS
JUNE 9, 2021

The undersigned hereby appoints the official Proxy Committee of the Board of Directors of First Financial Northwest, Inc. ("First Financial") with full powers of substitution, as attorneys and proxies for the undersigned, to vote all shares of common stock of First Financial that the undersigned is entitled to vote at the Annual Meeting of Shareholders, to be held by means of remote communication only on Wednesday, June 9, 2021, at 9:00 a.m., local time, and at any and all adjournments thereof, as indicated.

This proxy will be voted as directed, but if no instructions are specified, this proxy will be voted FOR the election of the nominees listed in Proposal 1 and FOR Proposals 2 and 3. If any other business is presented at the annual meeting, this proxy will be voted by those named in this proxy in their best judgement. At the present time, the Board of Directors knows of no other business to be presented at the meeting.

Please complete, date, sign and mail this proxy promptly in the enclosed postage-prepaid envelope. You may also vote by telephone or the Internet by following the instructions on the reverse side.

Continued and to be signed on reverse side